Confidential         Exhibit 4.20
***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) of the type that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit.***

MASTER COLLABORATION AGREEMENT
concluded by and between:
Valneva Austria GmbH, CIN: FN 389960 x I HG Wien, with its registered office at A-1030 Vlenna, Campus Vienna Biocenter 3, Austria (hereinafter referred to as “VALNEVA”)
and
lnstituto Butantan, Reg. No. [***], with its HQ at Avenida Vital Brasil, No. 1500, Butanta, Sao Paulo - SP, ZIP 05503-900, Brazil and Fundacao Butantan Reg. No. [***], with its HQ at Avenida Vital Brasil, No. 1500, Butanta, sao Paulo - SP, ZIP 05503-900, Brazil (Institute Butantan and Fundacao Butantan hereinafter jointly referred to as “BUTANTAN”)
VALNEVA and BUTANTAN are hereinafter jointly referred to as the “Parties”, and individually as a “Party”.
WHEREAS:
(A)    VALNEVA is a company engaged in the research, development and manufacture of biopharmaceutical products, including its Chikungunya vaccine candidate VLA1553, and is the exclusive owner or licensee of proprietary rights in such Chikungunya Vaccine. VALNEVA further has distribution, marketing and sales capabilities in the EU, the US and Canada;
(B)    BUTANTAN is a Brazilian public institute engaged in the research, development, manufacture and commercialization of antivenoms and vaccines in Brazil and has extensive experiences collaborating with companies and laboratories within the bio- and pharma industry;
(C)VALNEVA is currently developing its lyophilized, live-attenuated, single-dose Chikungunya vaccine candidate VLA1553 (currently in a pivotal phase 3 clinical trial);
(D)VALNEVA has entered into a funding agreement with CEPI (as defined below) aiming to accelerate regulatory approval of VALNEVA’s Chikungunya vaccine candidate VLA1553, secure supply of the Chikungunya vaccine in regions where outbreaks occur and, support WHO prequalification to facilitate broader access in lower and middle income countries;
(E)Whereas, on [***] May 2020 VALNEVA and BUTANTAN signed a binding Term Sheet (herelnafter referred to as the “Binding Term Sheet”) for the Drug Product Technology Transfer from VALNEVA to BUTANTAN, the conduct of the LatAm Studies by the Parties as co-sponsors, the commercialization of the BUTANTAN Product in the BUTANTAN Territory [***], such transfer subject to certain terms and conditions as set out in the Technology Transfer Agreement.
(F)Whereas, the Binding Term Sheet sets out the main terms and conditions for such collaboration and the Parties have agreed to negotiate in good faith and execute definitive agreement(s) within [***] of the signing of the Term Sheet.

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(G)The Parties have now agreed to enter into this Master Collaboration Agreement to set forth their mutual understandings and agreement on the framework of their collaboration as described below, while the specifics for the Drug Product Technology Transfer from VALNEVA to BUTANTAN, the conduct of the LatAm Studies by the Parties as co-sponsors, the commercialization of the BUTANTAN Product in the BUTANTAN Territory Countries will be set out in the Project Agreements: Technology Transfer Agreement, Collaborative Development Agreement. Commercialization Agreement. Drug Substance Supply Agreement and Quality Agreement.
NOW THEREFORE, THE PARTIES HEREBY AGREE as follows:
1.Interpretation
1.1Unless specifically set forth to the contrary in this Master Collaboration Agreement, the following terms, when capitalized, whether used in the singular or plural, shall have the respective meanings set forth below, and derivative forms of these terms when capitalized shall be interpreted accordingly:
“Affiliate” shall mean with respect to a Person, any entity that is controlled by, controls, or is under common control with such Person as of or after the Effective Date. For such purpose, the term “control” means direct or indirect beneficial ownership of more than fifty percent (50%) of the voting interest in an entity, or more than fifty percent (50%) interest in the income of the entity in question, or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity,
“Agreement” shall mean this Master Collaboration Agreement including any Annexes attached hereto.
“Applicable Law” shall mean any applicable national, supranational or local statute, ordinance, decree or other law, regulation or by-law or any code, rule or direction or any license, consent, permit, authorization or other approval of any Regulatory Authority, Governmental Entity or any other statutory Person which has appropriate jurisdiction in the countries where the Parties shall perform activities in furtherance of this Agreement and the Project Agreements.
“ANVISA” shall mean the Brazilian Health Regulatory Agency or any successor agency thereto.
“Background IP” shall mean any intellectual property, including but not limited to Know-How and Patent Rights [***] developed, owned, licensed to or otherwise Controlled by a Party prior to the commencement of the collaboration and, made available by that Party for use in connection with the collaboration contemplated by this Agreement and the Project Agreements and necessary and/or useful in the development and commercialization of the VLA1553 Vaccine Candidate and/or the VLA1555 Vaccine Candidate, the VALNEVA Product and/or the BUTANTAN Product.
“Business Partners” shall mean any licensor, licensee, seller, service provider or financing source that has or envisions having a business relationship with a Party or its Affiliates.
“BUTANTAN Product” shall mean the VLA1555 Vaccine Candidate in finished form manufactured after the Technology Transfer of Drug Product by VALNEVA to BUTANTAN, including Drug Substance supplied by VALNEVA, which may be based

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on, or constitute a modification of the VLA1553 Vaccine Candidate in any form or preparation for use in humans.
“BUTANTAN Territory” shall mean all countries of the world other than the countries included in the VALNEVA Territory.
‘‘CEPI” shall mean the Coalition for Epidemic Preparedness Innovations, an innovative global partnership between public, private, philanthropic, and civil society organisations with a mission to accelerate the development of vaccines against emerging infectious diseases and enable equitable access to these vaccines for people during outbreaks.
“CEPI Agreement” shall mean the Funding Agreement signed by CEPI and VALNEVA SE (VALNEVA’s Affiliate) with effective date of [***], and assigned with CEPI’s consent by VALNEVA SE to VALNEVA with effective date of [***].
“Collaborative Development Agreement” shall mean that certain Collaborative Development Agreement between the Parties dated as of even date herewith, setting forth terms and conditions relating to the development and Regulatory Approval of the BUTANTAN Product, and the conduct of the LatAm Studies.
“Commercializatlon Agreement” means that certain Commercialization Agreement between the Parties, dated as of even date herewith, setting forth terms and conditions relating to the manufacture and commercialization of the BUTANTAN Product.
‘‘Commercially Reasonable Efforts” shall mean those efforts in accordance with the subject Party’s efforts and resources normally used by it for a product owned by it, or to which it has rights. which is of similar market potential at a similar stage in its product life, taking into account, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the applicable product, and other relevant factors including technical, legal, scientific or medical factors.
“Confidential Information” shall mean and include all data and proprietary information and materials of a Party or its Affiliates or their Business Partners, not in the public domain, including without limitation, data, information and materials relating to that Party’s or its Affiliates· or their Business Partners products and technology, business, affairs. research and development activities, results of pre-clinical and clinical trials, national and multinational regulatory proceedings and affairs, finances, plans, contractual relationships and operations. The terms and conditions of this Agreement shall be considered Confidential Information of both Parties.
“Control” means, with respect to any intellectual property right, the possession (whether by ownership or license) by a Party (or by any Affiliate of a Party) of the ability to grant to the other Party a license under such right without violating the terms of any agreement or other arrangement with any Third Party.
“Drug Product’’ shall mean the formulation, fill, lyophilisation and finish of the VALNEVA Product, excluding the Drug Substance.

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“Drug Substance” shall mean the active ingredient [***] of the VLA1553 Vaccine Candidate.
“Effective Date” shall mean the date of last signature of this Agreement.
“EMA” shall mean the European Medicines Agency or any successor agency thereto.
“FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.
“Force Majeure” is defined in Section 14.6.
“Foreground IP” shall mean any and all intellectual property generated by the Parties in the performance of the collaboration under this Agreement and the Project Agreements.
“Governmental Entity” shall mean any court, agency, authority, department. regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the Parties contemplated by this Agreement and the Project Agreements.
‘‘Joint Steering Committee or ·JSC” shall have the meaning assigned to it in Section 3.
“Key Countries” is defined in the Commercialization Agreement.
“Know-How” means any technical, scientific, trade, quality assurance, quality control, financial and business information, and materials, including without limitation all methods, protocol, results, analyses, conclusions, assay and other information, data, discoveries, inventions, improvements, processes, regulatory documentation, information and submissions pertaining to or made in association with any regulatory filings, product life management strategies, formulae and trade secrets, whether patentable or unpatentable (but excluding all Patents Rights).
“LatAm Studies” is defined in the Collaborative Development Agreement.
“Latin America” shall mean the following countries: Argentina, Bolivia, Brazil, Chile, Colombia, Costa Rica, Cuba, Dominica Republic, Ecuador, El Salvador, Guatemala, Haiti, Honduras, Mexico, Nicaragua, Panama, Paraguay, Peru, Uruguay, and Venezuela
“Party” shall have the meaning assigned to such term in the preamble hereof.
“Patent Rights” shall mean any and all (i) granted patents, including utility models and certificates of invention, (ii) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (iii) all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (iv) all foreign counterparts of any of the foregoing.

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“Person” shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, publicly listed company, trust, unincorporated organization, governmental body or other entity.
“Project Agreements” means those agreements listed in Section 2.2, and other agreements as may be necessary for the Parties (or their appropriate Affiliates) to implement the collaboration contemplated under this Agreement.
“Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other Governmental Entity with authority over the marketing, pricing and/or sale of a pharmaceutical product in a country, including without limitation, ANVISA, the FDA and EMA.
“Technology Transfer” shall mean the transfer of VALNEVA’s Manufacturing Technology (as defined in the Technology Transfer Agreement) relating to the formulation, fill, lyophilisation and finish processes necessary for the proper development and manufacturing of the BUTANTAN Product in the BUTANTAN Territory.
“Technology Transfer Agreement” shall mean that certain Technology Transfer Agreement between the Parties, dated as of even date herewith, setting forth terms and conditions relating to the Drug Product Technology Transfer from VALNEVA to BUTANTAN.
“Third Party” shall mean any party other than VALNEVA and BUTANTAN and their respective Affiliates.
“Valid Claim” shall mean (a) an unexpired claim (where the claim relates to any composition of matter or method of use) of an issued Patent Right, which claim has not been found to be unpatentable, invalid or unenforceable by a court or other Governmental Entity in the subject country, from which decision no appeal is taken or can be taken; or (b) a claim (where the claim relates to any composition of matter or method of use) of a pending application, which application claims a first priority no more than [***] prior to the date upon which pendency is determined; provided, [***].
“VALNEVA Background Patents” shall mean all granted patents, including utility models and certificates of invention, and reissues, re-examinations, supplementary protection certificates, patent term extensions, and term restorations thereof, and patent applications, including any continuations, continuations-in-parts, divisionals thereof, and the like, all derived from a patent or a patent application that (a) are listed in Annex1; (b) have a priority claim that is to a patent application listed in Annex 1 and (c) do not introduce another inventlon not already disclosed in any of the patents and patent applications listed in Annex 1.
“VALNEVA Foreground Patents” shall mean all granted patents, including utility models and certificates of invention, and reissues, re-examinations, supplementary protection certificates, patent term extensions, and term restorations thereof, and patent applications, including any continuations, continuations-in-parts, divisionals thereof, and the like, that become Controlled by VALNEVA in the performance of the collaboration under this Agreement and the Project Agreements after the Effective Date, to the extent they are necessary and/or useful in connection with the development and commercialization of the VLA1553 Vaccine Candidate and/or the VLA1555 Vaccine Candidate, the VALNEVA Product and/or the BUTANTAN Product.

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“VALNEVA Patents” shall mean all the VALNEVA Background Patents and the VALNEVA Foreground Patents collectively.
“VALNEVA Product” shall mean the VLA1553 Vaccine Candidate in finished form, including Drug Substance supplied by VALNEVA; which may be based on, or constitute a modification of VALNEVA’s VLA1553 Vaccine Candidate in any form or preparation for use in humans.
“VALNEVA Territory” shall mean (i) those countries listed below; and (ii) any country that is defined by the Organization for Economic Co-operation and Development from time to time as a high income country; provided that if any such high income country in this sub-section (ii) becomes an LMIC (Low and Middle Income Countries are those countries defined by the Organisation for Economic Co-operation and Development from time to time), such country will no longer be included in the VALNEVA Territory and will become part of the BUTANTAN Territory.
1.USA, Canada; and
2.Austria, Belgium, Bulgaria, Croatia, Republic of Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, Andorra, Iceland, Lichtenstein, Malta, Monaco, Norway, San Marino, Switzerland; and
3.Japan, South Korea, Taiwan, Singapore, Hong-Kong; and
4.Australia, New Zealand; and
5.Israel, Bahrain, Turkey, Kuwait, Oman, Qatar, Saudi Arabia, United Arab Emirates.
“VLA1563 Vaccine Candidate” shall mean VALNEVA’s proprietary lyophilized, live-attenuated, single-dose Chikungunya vaccine candidate VLA1553 under development by VALNEVA.
“VLA1555 Vaccine Candidate” shall mean the lyophilized, live-attenuated, mono-dose Chikungunya vaccine candidate VLA1555 that is based on the VLA1553 Vaccine Candidate after Technology Transfer from VALNEVA to BUTANTAN.
1.2References to sections and paragraphs are to sections and paragraphs to this Agreement (unless the context otherwise requires).
1.3References to this Agreement shall include the Annexes attached hereto.
1.4The headings in this Agreement are inserted for convenience only and shall not affect the construction hereof.
2.Scope of collaboration
2.1In line with the CEPI Agreement, the aim of the Parties collaboration hereunder is (i) to speed up the development of a chikungunya vaccine in LMICs, which are high-risk outbreak areas, (ii) to ensure that there is a regular supply of the vaccine in countries that have a demand for the vaccine at an affordable price, and (iii) in the context of an outbreak or increased outbreak preparation need to ensure that the vaccines are first available to populations in the affected territory when and where they are needed. Based on the aforementioned, the scope of the Parties· collaboration under this Agreement and the Project Agreements shall be as follows:

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a.)VALNEVA will transfer its Drug Product Manufacturing Technology related to the mono-dose VLA1553 Vaccine Candidate to BUTANTAN under the terms and conditions of the Technology Transfer Agreement;
b.)BUTANTAN will, with the support of VALNEVA, including by VALNEVA providing right of reference to the VALNEVA Product regulatory documentation, obtain regulatory approval of the mono-dose VLA1555 Vaccine Candidate and WHO pre-qualification, and the Parties will conduct as co-sponsors, with VALNEVA as development lead, the LatAm Studies in Brazil and potentially other countries in Latin America according to the terms and conditions of the Collaborative Development Agreement.
c.)BUTANTAN will manufacture, supply, market and commercialize the BUTANTAN Product in the BUTANTAN Territory according to the terms and conditions of the Commercialization Agreement.
d.)VALNEVA will supply Drug Substance to BUTANTAN for purposes of the Technology Transfer and thereafter during the manufacturing and commercialization of the BUTANTAN Product.
2.2Subject to certain conditions set out in the Technology Transfer Agreement, VALNEVA and BUTANTAN will discuss the [***].
2.3Following regulatory approval of the [***] BUTANTAN Product in Brazil and successful completion of the LatAm Studies according to the Collaborative Development Agreement, BUTANTAN may, in its sole discretion, decide to develop a [***] version of the BUTANTAN Product. However, such development shall be BUTANTAN’s sole responsibility, conducted at BUTANTAN’s sole risk, cost and expense, and shall be out of the scope of the Technology Transfer Agreement hereunder.
2.4[***]
2.5The specific terms and conditions of the undertakings under section 2.1 a)-d) above will be set out in separate agreements, including but not limited to: a Collaborative Development Agreement, a Drug Product Technology Transfer Agreement, a Commercialization Agreement, a Drug Substance Supply Agreement and a Quality Agreement (hereinafter individually referred to as a “Project Agreement” and jointly referred to as “the Project Agreements”).
2.6All terms and conditions of this Agreement shall be incorporated by reference into the Project Agreements. To the extent there is any inconsistency or conflict between the terms of any Project Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.
2.7The Parties will comply with Applicable Law and will use Commercially Reasonable Efforts to perform their respective obligations under this Agreement and the Project Agreements.
3.Joint Steering Committee CJSC)
3.1Purpose of the JSC. The Parties shall form a Joint Steering Committee (JSC) to oversee the development of the BUTANTAN Product based on the BUTANTAN Development Plan as agreed under the Collaborative Development Agreement, such BUTANTAN Development Plan setting forth inter alias timelines for the Technology Transfer of the Drug Product, for the conduct of clinical trials, and submission(s) of marketing authorization(s) and WHO pre-qualification.
3.2Composition of the JSC The JSC shall be composed of up to [***] members of each Party, respectively, no later than [***] after the Effective Date. The chairperson of the JSC shall be designated annually on an alternating basis between the Parties. The initial chairperson shall be selected by VALNEVA. Each Party shall designate as its

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representatives’ individuals who have the requisite experience, knowledge and seniority to be able to make decisions on behalf of the Party designating such individual.
3.3Meetings of the JSC. The Joint Steering Committee shall meet at least quarterly and at such other times as the Parties may agree or may be necessary under this Agreement or the Project Agreements. The first meeting of the Joint Steering Committee shall be held as soon as reasonably practicable, but in no event later than [***] after the Effective Date. Meetings shall be held by teleconference or videoconference; provided, however, that there shall be at least [***] face-to-face meeting per calendar year, unless the Parties agree otherwise. Face-to-face meetings shall alternate between the principal business locations of the Parties or be held at such other location as may be mutually agreed upon by the Parties. Meetings may also be called by either Party, on [***] written notice to the other.
3.4At least [***] prior to each meeting of the JSC, BUTANTAN shall submit to VALNEVA an updated report on the status of activities under the BUTANTAN Development Plan.
3.5All decisions of the JSC shall be made by unanimous consent of the members present in person or by telephone or teleconferences/videoconferences at any meeting, with BUTANTAN members cumulatively having one (1) vote and VALNEVA members cumulatively having one (1) vote. A quorum for a meeting shall require at least one (1) representative from BUTANTAN and at least one (1) representative from VALNEVA.
In the event that unanimity cannot be reached by the JSC with respect to a matter that is subject to its decision-making authority, then the matter shall be referred for further review and resolution to the CEO of VALNEVA or such other similar position designated by VALNEVA from time to time, and the President of BUTANTAN, or such other similar position designated by BUTANTAN from time to time. The designated persons at each Party shall use reasonable efforts to resolve the matter within [***] after the matter is referred to them. In the event that the designated officers fail to resolve the matter, the Parties agree to submit the matter to be resolved with the assistance of a suitably qualified independent mediator acceptable to both Parties. In the event that the matter can still not be resolved within [***] of its referral to the independent mediator, the dispute resolution provisions according to Section 14.5 shall apply.
Notwithstanding the foregoing, [***], in case no unanimity can be reached by the Parties, [***] shall have the casting vote, however, shall take into account the legitimate interests of both Parties and shall not [***].
3.6Within [***] following the meeting of the Joint Steering Committee, the JSC chair will circulate among the JSC members the meeting minutes, including any decisions made by the JSC and any action items to be completed.
3.7The Joint Steering Committee shall not have the authority to amend, modify or waive compliance with any term or condition of, or take any action inconsistent with or in violation of this Agreement and the Project Agreements or any Applicable Law.
3.8The JSC shall be entitled to appoint subcommittees, specifically for the clinical development and the Technology Transfer..
3.9Costs. The Parties agree that the costs incurred by each Party in connection with its participation in the Joint Steering Committee shall be borne solely by such Party.
4.CEPI Requirements

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4.1As CEPI is providing funding for the development of VALNEVA’s Chikungunya vaccine candidate in endemic regions, pursuant to the CEPI Agreement, VALNEVA is required to fulfil certain obligations towards CEPI with regard to product development, building manufacturing capacities in LMICs, providing equitable access to the product in countries outside the VALNEVA Territory and preparation for outbreaks.
4.2Pursuant to the CEPI Agreement, VALNEVA may only collaborate with such LMIC partners that fulfil certain requirements stipulated in the CEPI Agreement, and VALNEVA confirms that it has obtained CEPl’s approval for the collaboration with BUTANTAN (hereinafter: “CEPI Requirements”).
4.3The specific CEPI Requirements that BUTANTAN will have to comply with as collaboration partner of VALNEVA are either detailed in this Agreement (e.g. Financial Records obligation, certain IP provisions) or in the individual Project Agreements (e.g. outbreak related obligations, equitable access). BUTANTAN agrees to fully comply with such CEPI Requirements, including but not limited to the following:
▪compliance with CEPI’s Third Party Code and Cost Guidance:
▪record keeping and access to Financial Records according to Sections 6.6 and 6.7;
▪dissemination and publication of Project data; dissemination of Project Materials (as set out in the Collaborative Development Agreement);
▪equitable access (as set out in the Commercialization Agreement);
▪preparation for Outbreaks (as set out in the Collaborative Development Agreement and the Commercialization Agreement).
4.4Consistent with the CEPI Agreement, BUTANTAN agrees to comply with CEPl’s Third Party Code and Cost Guidance. CEPI may notify VALNEVA and BUTANTAN from time-to-time that CEPl’s Third Party Code and/or Cost Guidance have been amended or updated by CEPI. Such amended or updated Third Party Code and/or Cost Guidance will become effective [***] after notification by CEPI. BUTANTAN shall promptly [***].
4.5BUTANTAN undertakes that it’s relevant employees will be properly trained on CEPI’s Third Party Code and Cost Guidance on a regular basis and at least once per year. BUTANTAN will maintain true and accurate records necessary to demonstrate compliance with the requirements of this Section 4.
4.6BUTANTAN shall upon [***] notice provide CEPI or its appointed auditors with reasonable access to its Financial Records referred to in Section 6.6 and its training records referred to in Section 4.5, and supporting documentation as may be reasonably requested by CEPI in order to document or verify compliance with the provisions of this Section 4. Such audit shall be conducted at CEPI’s cost and expense.
5.Intellectual Property
5.1Background JP. Both Parties shall keep all right, title and interest in and to their respective Background IP. Unless specifically agreed hereunder otherwise, nothing herein shall grant any Party a license to the other Party’s Background IP.
5.2License granted to VALNEVA. BUTANTAN shall grant VALNEVA a non-exclusive, worldwide, fully paid up, royalty free, transferable and sub-licensable license (with the right to grant sublicenses to multiple Persons and through multiple tiers) to use BUTANTAN’s Background IP to perform VALNEVA’s obligations in connection with the collaboration contemplated under this Agreement and the Project Agreements.
5.3Upon the expiry or termination of this Agreement for whatever reason, BUTANTAN shall grant VALNEVA a non-exclusive, worldwide, fully paid up, royalty free, irrevocable, transferable, sub-licensable license (with the right to grant sublicenses to

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multiple Persons and through multiple tiers), to use BUTANTAN’s Background IP for the purpose of developing, manufacturing, marketing and/or supplying the VALNEVA Product worldwide.
5.4Foreground IP. VALNEVA shall exclusively own any and all Foreground IP, excluding the BUTANTAN Background IP, [***]. VALNEVA shall be entitled to protect the Foreground IP by any means of its choice and shall have the exclusive right to file and prosecute patent applications and other applications for intellectual property rights thereto, in its own name (or in the name of an Affiliate or in the name of a Third Party it designates) and at its own expense. As a consequence of the foregoing, BUTANTAN shall ensure that all relevant employees of BUTANTAN and its approved subcontractors pursuant to Section 14.2, assign to VALNEVA all right, title and interest in and to the Foreground IP. Furthermore, BUTANTAN shall ensure that all such employees, and if applicable, approved subcontractors, fully cooperate with VALNEVA in all matters concerning the protection and development of the Foreground IP, such as obtaining the granting of intellectual property rights.
5.5Grant Back License of Foreground IP to BUTANTAN: In a case that a Foreground IP is generated, produced, developed, made or created by inventors affiliated to BUTANTAN, VALNEVA will grant back to BUTANTAN an irrevocable, royalty-free, fully paid up, non-exclusive, non-transferable, sublicensable license to use such Foreground JP in the BUTANTAN Territory for any purpose, except in the field of Chikungunya,
5.6Prosecution and Maintenance of VALNEVA Patents. VALNEVA shall, at its own judgment and expense and in its sole discretion, control the preparation, filing, prosecution and maintenance and conduct any other matters relating to the VALNEVA Patents.
5.7Commercial License granted to BUTANTAN. Subject to BUTANTAN fully complying with the CEPl Requirements as set out in the CEPI Agreement and CEPl’s Third Party Code and Cost Guidance, VALNEVA shall grant BUTANTAN an exclusive, royalty bearing license in the BUTANTAN Territory to use VALNEVA’s Background IP and VALNEVA’s Foreground IP that is necessary to develop and commercialize the BUTANTAN Product in such countries and to perform its obligations in connection with the cooperation under this Agreement and the Project Agreements (hereinafter referred to as the ‘‘Commercial License”). [***]. Such consent to be granted or denied in VALNEVA’s sole discretion. In case BUTANTAN fails to fully comply with CEPI Requirements as set out in the CEPI Agreement and CEPl’s Third Party Code and Cost Guidance, VALNEVA may, in its sole discretion, either terminate this Agreement and the Project Agreements according to Section 11.4 a) or VALNEVA may turn the Commercial License granted to BUTANTAN into a non-exclusive Commercial License, and VALNEVA may grant any number of non-exclusive Commercial Licenses to Third Parties in the BUTANTAN Territory, all in VALNEVA’s sole discretion.
The Parties agree that with the completion of the transfer of Documentation of the VALNEVA Drug Product Manufacturing Technology to BUTANTAN (see Annex 2, Section 4, Milestone 2 of the Technology Transfer Agreement) BUTANTAN is able to use and benefit from the Commercial License.
5.8Upon expiration of the Royalty Term agreed under Section 6.3, the Commercial License granted by VALNEVA to BUTANTAN under Section 5.7 shall become a non-exclusive, irrevocable, non-transferable and non-sub-licensable [***], fully paid up, royalty free license in the BUTANTAN Territory.
5.9Misappropriation of VALNEVA Background IP or Foreground IP and/or Confidential Information by BUTANTAN. Notwithstanding the foregoing, during the term of this Agreement and thereafter, BUTANTAN shall not and shall cause its Affiliates, and its approved subcontractors pursuant to Section 14.2 not to include all or part of VALNEVA’s Background IP and VALNEVA’s Foreground IP or any VALNEVA

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Confidential Information in any patent application, or in any application for any other intellectual property right, as a description item or as part of any intellectual property claim. The Parties agree and acknowledge that this obligation is of critical importance and BUTANTAN hereby agrees that (i) VALNEVA may take action for an injunction before any court of competent jurisdlction to preserve such intellectual property rights, and (ii) BUTANTAN shall automatically grant VALNEVA a fully paid-up, royalty free, irrevocable, transferable, world-wide, non-exclusive license with the right to sublicense through multiple tiers, to use and practice any such patent application for whatever purpose.
5.10Third Party Infringement. In the event that during the term of this Agreement and thereafter BUTANTAN obtains actual knowledge that a Third Party is infringing in the BUTANTAN Territory any VALNEVA Patent licensed under this Agreement, it shall promptly notify VALNEVA thereof, setting forth the facts of which it has knowledge in reasonable detail. VALNEVA shall have the first right to effect termination of such infringement, including bringing suit or other proceedings against the infringer in its own name, and shall keep BUTANTAN informed of the progress of such proceedings. VALNEVA shall bear all its costs incurred in connection with any such lawsuit or other proceeding which it may institute, including the reasonable out of pocket expenses incurred by BUTANTAN in providing any assistance which VALNEVA may request, and VALNEVA shall be entitled to collect and retain for its own account any damages or profits as may be awarded as a result of such lawsuit or other proceeding.
In case VALNEVA elects, in its· sole discretion, not to pursue the infringer, BUTANTAN may, in is discretion, bring suit or other proceedings against the infringer in its own name and at its own cost; however, in no event shall BUTANTAN, through any court action or proceeding, any settlement arrangement or any proceeding, filing or communication with any patent office, admit the invalidity of or unenforceability of, or otherwise impair VALNEVA·s rights in, any VALNEVA Patents, without VALNEVA’s prior written consent.
For clarity, nothing in this Agreement shall be construed as obligating either Party to proceed against a Third Party infringer.
6.Financial Terms
6.1Upfront Payment. As consideration for the rights and licenses to be granted by VALNEVA to BUTANTAN under this Agreement and the Project Agreements, BUTANTAN shall make a non-refund able and non-creditable upfront payment to VALNEVA in the total amount of [***] (hereinafter referred to as “Upfront Payment”). Such Upfront Payment shall be made no later than [***].
6.2Milestone Payments. As consideration for the Drug Product Technology Transfer, BUTANTAN shall make the following non-refundable and non-creditable milestone payments to VALNEVA:
(i)[***]
(ii)[***]
•[***]
•[***]
•[***]
•[***]
and

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(iii)[***]
Each such milestone payment shall be paid no later than [***] after the relevant milestone was completed. Completion of the respective milestones will be documented in the minutes of the Technology Transfer Committee according to the Technology Transfer Agreement.
6.3Royalties. As consideration for the rights and licenses to be granted by VALNEVA to BUTANTAN under the Commercialization Agreement, BUTANTAN shall pay royalties to VALNEVA on the net sales of BUTANTAN Product in the BUTANTAN Territory, as follows;
•[***];
•[***];
•[***]
Royalty payments shall be paid to VALNEVA by BUTANTAN on a country-by-country basis starting on the date of the first commercial sale of a BUTANTAN Product in the BUTANTAN Territory and continuing until [***] (“Royalty Term”).
The specific terms for the calculation of the Royalties, including but not limited to the definition of net sales, private market, public market, etc., shall be agreed in the Commercialization Agreement.
6.4Withholding tax. Where any sum due to be paid to VALNEVA hereunder is subject to any withholding or similar tax, the Parties shall take all actions, sign all documents, make all declarations and obtain all certificates as will enable them to take advantage of any exemption from, or reduction in, such taxes under any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, [***].
6.5Costs. BUTANTAN shall bear all costs incurred in connection with any wire transfer as may be charged by any bank or transferring agency to complete any payment hereunder.
6.6Consistent with the CEPI Agreement, BUTANTAN shall:
a.)comply with controls, good management practices, procedures and standards at least as rigorous as its local Generally Accepted Accounting Principles (GAAP), or International Financial Reporting standards (IFRS) if adopted by BUTANTAN, as confirmed in BUTANTAN’s annual audited financial statement;
b.)keep accurate, complete and reliable records of revenues and expenditures under the project (hereinafter “Financial Records”) against an individual project code;
c.)retain all Financial Records for [***] after termination or expiration of this Agreement for whatever reason or for any longer period as required by Applicable Law or BUTANTAN’s own policies and allow VALNEVA access to such records as set out in Section 6.7 for such retention period;
d.)provide [***] written notice to VALNEVA before destroying Financial Records;
e.)upon VALNEVA’s request, provide up-to-date audited financial statements, and relevant extracts from the auditors’ report for such financial statement as well as the management letter to the auditors;

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f.)if requested by VALNEVA or CEPI, BUTANTAN will procure BUTANTAN’s external auditors to conduct a project audit (on and off site) and provide VALNEVA with audited statements (in accordance with ISAS00) at CEPl’s reasonable cost and expense;
g.)provide information required by the European Communities Court of Auditors and Anti-Fraud Office.
6.7Financial audits. Consistent with the CEPI Agreement and subject to the confidentiality provisions under Section 8, VALNEVA shall have the right to on-site access to BUTANTAN’s Financial Records on an annual basis, at such times as VALNEVA may request, provided VALNEVA has given not less than [***] notice, in order that VALNEVA may monitor BUTANTAN’s compliance under this Agreement and the Project Agreements. VALNEVA or its designee will have such on-site access to BUTANTAN’s Financial Records in the following circumstances:
(i)VALNEVA has reasonable grounds indicating that BUTANTAN is in material breach of this Agreement or any of the Project Agreements; and
(ii)where required in the context of an audit requested by CEPI or by one or more of its funders.
For clarity, the Parties agree that it is sufficient if BUTANTAN provides its Financial Records for audit purposes hereunder in Portuguese language. BUTANTAN shall not be required to prepare an English translation of its Financial Records, unless agreed otherwise. The audit shall be conducted by an outsourced independent auditor at CEPI’s cost and expense.
7.Non-compete
7.1During the term of this Agreement and for a period of [***] following the expiry or termination of this Agreement for whatever reason, [***].
7.2In the event that BUTANTAN or any Affiliate acquires a company that develops or commercializes a product that would otherwise put BUTANTAN in breach of the non-compete under Section 7.1 (‘‘Competing Acquired Product”), BUTANTAN shall have [***] to notify VALNEVA whether BUTANTAN elects to divest the Competing Acquired Product. If BUTANTAN elects to divest the Competing Acquired Product, then BUTANTAN shall use Commercially Reasonable Efforts to complete such disposition as soon as reasonably possible, but no later than within [***] of the notice provided to VALNEVA.
7.3ln case of breach of the non-compete under Section 7.1. by BUTANTAN, or in case BUTANTAN does not elect to divest the Competing Acquired Product, or fails to make such divestment within the deadline stipulated in Section 7.2, VALNEVA shall have the right to terminate this Agreement with immediate effect and such termination right shall be in addition to and not in lieu of any other actions or claims or remedies VALNEVA may have in relation to a breach by BUTANTAN of its undertakings pursuant to Sections 7.1-7.2.
8.Confidential Information
8.1All Confidential Information disclosed, revealed or otherwise made available by one Party (“Disclosing Party”) to the other Party (“Receiving Party”), including prior to the Effective Date, in connection with, under, or as a result of, this Agreement and for the Project Agreements is furnished to the Receiving Party solely to permit the Receiving Party to exercise its rights, and perform its obligations, under this Agreement and the Project Agreements. The Receiving Party shall not use any of the Disclosing Party’s Confidential Information for any other purpose, and shall not disclose, reveal or otherwise make any of the Disclosing Party’s Confidential

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Information available to any Third Party, without the prior written consent of the Disclosing Party. Notwithstanding the foregoing, BUTANTAN agrees that VALNEVA may without BUTANTAN’s consent, disclose BUTANTAN’s Confidential Information to CEPI to the extent necessary to monitor BUTANTAN’s compliance with CEPI Requirements set out in this Agreement and in the Project Agreements. VALNEVA will inform BUTANTAN at the JSC meetings what type of BUTANTAN Confidential Information VALNEVA has shared with CEPI and for what purpose.
8.2In addition to the Receiving Party’s obligations under Section 8.1, the Receiving Party shall take all appropriate steps, and shall implement all appropriate safeguards, to prevent the unauthorized use or disclosure of any of the Disclosing Party’s Confidential Information. Without limiting the generality of this Section 8.2, the Receiving Party shall disclose any of the Disclosing Party’s Confidential Information only to those of its Affiliates, officers, directors, employees, licensees, sublicensees, potential sublicensees, consultants and potential or actual financial investors that have a need to know the Disclosing Party’s Confidential Information, in order for the Receiving Party to exercise its rights and perform its obligations under this Agreement or the Project Agreements, and only if (i) such Affiliates, officers, directors, employees, licensees, sublicensees, potential sublicensees, consultants and potential or actual financial investors have executed appropriate non-disclosure agreements containing substantially similar terms regarding confidentiality as those set out in this Agreement and for the Project Agreements or are otherwise bound by obligations of confidentiality effectively prohibiting the unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and (ii) documents containing Confidential Information have been redacted from all information that is not strictly necessary to be disclosed to such Person. The Receiving Party shall furnish the Disclosing Party with immediate written notice of any unauthorized use or disclosure of any of the Disclosing Party’s Confidential Information, and shall take all actions that the Disclosing Party reasonably requests in order to prevent any further unauthorized use or disclosure of the Disclosing Party’s Confidential Information.
8.3The Receiving Party’s obligations under Sections 8.1 and 8.2 shall not apply to the extent that the Receiving Party can prove by competent written evidence that any of the Disclosing Party’s Confidential Information:
(a)is (at the time of disclosure) or becomes (after the time of disclosure) publicly known through no breach of this Agreement by the Receiving Party or its Affiliates, sublicensees, or subcontractors;
(b)was known to, or was otherwise in the possession of, the Receiving Party or its Affiliates prior to the time of disclosure by the Disclosing Party or its Affiliates, as evidenced by prior or contemporaneous written records;
(c)is disclosed to the Receiving Party or its Affiliates on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party or any of its Affiliates: or
(d)is independently developed by or on behalf of the Receiving Party or its Affiliates, as evidenced by its prior or contemporaneous written records, without reference to the Confidential Information disclosed by the Disclosing Party or its Affiliates under this Agreement.
8.4In addition to disclosures allowed under Section 8.2, each Party may disclose Confidential Information disclosed to it by the other Party or its Affiliates to the extent such disclosure is required (i) by Applicable Law, (ii) by the listing standards or agreements of any national or international securities exchange or other similar laws of a Governmental Entity, (iii) to respond to an inquiry of a Governmental Entity or Regulatory Authority, or (iv) as may be required in a judicial, administrative or arbitration proceeding. Such disclosure shall be only for the sole purpose of and solely to the extent required by such laws and requests. The Receiving Party shall, to the extent permitted by law, furnish the Disclosing Party with as much prior written

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notice of such disclosure requirement as reasonably practicable, so as to permit the Disclosing Party, in its sole discretion, to take appropriate action, including seeking a protective order, in order to prevent the Disclosing Party’s Confidential Information from passing into the public domain or becoming generally available to the public.
8.5Upon expiration or termination of this Agreement and the Project Agreements for any reason whatsoever, the Receiving Party shall cease all use of and return to the Disclosing Party, or destroy, as the Disclosing Party shall specify in writing, all copies of all documents and other materials that contain or embody any of the Disclosing Party’s Confidential Information, except to the extent that the Receiving Party is required by applicable Jaw to retain such documents and materials. Within [***] after the date of expiration or termination of this Agreement, the Receiving Party shall furnish the Disclosing Party with a certificate, duly executed by an officer of the Receiving Party, confirming that the Receiving Party has complied with its obligations under this Section 8.5.
8.6All of the Receiving Party’s obligations under Sections 8.1 and 8.2 hereof, with respect to the protection of the Disclosing Party’s Confidential Information, shall for a period of [***] survive the expiration or termination of this Agreement and/or the Project Agreements for any reason whatsoever. Notwithstanding the foregoing, trade secrets shall be kept confidential as long as such information remains a trade secret under Applicable Law.
8.7Public Announcement of this Agreement. On or about the Effective Date, the Parties will issue a mutually agreed joint press release. Notwithstanding the foregoing, no public announcement concerning the existence of, terms, or subject matter of this Agreement or the Project Agreements shall be made, either directly or indirectly, by any Party, without first obtaining the prior written approval of the other Party and agreement upon the nature and text of such public announcement. Such agreement and approval shall not be unreasonably withheld, conditioned or delayed.
8.8Notwithstanding the foregoing, BUTANTAN agrees that VALNEVA may without BUTANTAN’s prior approval share the existence of, terms, or subject matter of this Agreement and the Project Agreements with any of the following:
(a.)    CEPI: and
(b.)    existing and potential investors in connection with an offering or placement of securities for purposes of obtaining financing or investment; and actual and prospective lenders for the purpose of obtaining financing or investment; and
(c.)    potential acquirers or merger partners of all or a portion of VALNEVA’s business to which this Agreement and the Project Agreements relate.
In the event of b.) and c.), such disclosures shall be subject to a confidentiality agreement between VALNEVA and such Third Parties.
8.9Non-Use of Names. No Party shall use, either directly or indirectly, the logo, name, trade names or trademarks of the other Party or its Affiliates, in any publicity, marketing or advertising material or other disclosures unless a copy or transcript of the proposed disclosure is submitted to and approved in advance in writing by the other Party in its sole discretion.
9.Warranties and Liabilities
9.1Representations, Warranties and Covenants of each Party. As of the Effective Date, each of VALNEVA and BUTANTAN hereby represents, warrants and covenants to the other Party as follows:

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(i)it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation; and
(ii)the execution, delivery and performance of this Agreement by such Party does not conflict with any other agreement by which it is bound, and has been duly authorized by all requisite corporate action and does not require any shareholder action or approval; and
(iii)it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and
(iv)it shall at all times comply in all material respects with all Applicable Laws relating to its activities under this Agreement and the Project Agreements.
9.2Additional Representations, Warranties and Covenants of BUTANTAN. In addition to the representations, warranties and covenants made under Section 9.1, BUTATAN hereby represents, warrants and covenants as of the Effective Date that:
(i)BUTANTAN [***].
(ii)BUTANTAN has not entered, nor shall it enter, into any agreement with a Third Party that would conflict with or that would breach or otherwise violate (a) the rights granted to VALNEVA under this Agreement or any Project Agreement, (b) any other provision of this Agreement or any Project Agreement, (c) either Party’s performance of its obligations under this Agreement or any Project Agreement, or (d) either Party’s activities contemplated in this Agreement or any Project Agreement.
(iii)BUTANTAN agrees to be bound by and will fully comply with all relevant CEPI Requirements described in this Agreement and in the Project Agreements.
(iv)BUTANTAN has obtained or will use Commercially Reasonable Efforts to obtain and maintain all consents, approvals, licences and authorizations from all Governmental Entities required to be obtained by BUTANTAN to execute this Agreement and to fulfil its contractual obligations hereunder.
(v)To the best of its knowledge and belief, neither BUTANTAN, nor any officer or employee of BUTANTAN has been debarred or is subject to debarment by a regulatory authority or funding agency anywhere.
BUTANTAN undertakes during the term of this Agreement that all of the statements warrantied above will remain true and correct, and shall notify VALNEVA promptly in the event that this changes.
9.3DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE PROJECT AGREEMENTS, NEITHER PARTY MAKES ANY. AND HEREBY EXPRESSLY DISCLAIMS ANY AND ALL, REPRESENTATIONS, GUARANTEES, OR WARRANTIES, IMPLIED STATUTORY OR OTHERWISE, IN CONNECTION WITH THIS AGREEMENT OR THE PROJECT AGREEMENTS OR THE SUBJECT MATTER HEREOF, INCLUDING, WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT, AND ANY AND ALL WARRANTIES THAT MAY ARISE OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE. NOTHING IN THIS AGREEMENT OR ANY PROJECT AGREEMENT SHALL CONSTITUTE OR BE CONSTRUED TO CONSTITUTE A REPRESENTATION OR WARRANTY THAT NO THIRD PARTY RIGHTS ARE OR MAY BE REQUIRED TO CARRY OUT THE COLLABORATION AS CONTEMPLATED IN THIS AGREEMENT AND IN THE PROJECT AGREEMENTS, AND NOTHING HEREIN SHALL CONSTITUTE OR BE CONSTRUED TO

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CONSTITUTE A REPRESENTATION OR WARRANTY AS TO THE VAUDITY OF ANY PATENTS.
10.Indemnification and Limitation of liability
10.1Indemnification by BUTANTAN. BUTANTAN shall indemnify, defend and hold VALNEVA and its Affiliates, and its employees, agents, officers, and directors and that of its Affiliates (individually and/or collectively referred to hereinafter as a “VALNEVA Indemnitee’’) harmless from and against [***] (collectively, “VALNEVA Losses”) to the extent that such VALNEVA Losses result from or arise in connection with a claim, suit or other proceeding made or brought by a Third Party against VALNEVA or a VALNEVA Indemnitee (hereinafter a ‘VALNEVA Claim”) based on, resulting from, or arising in connection with:
(i)[***]
(ii)[***];
provided, however, that BUTANTAN shall not be obligated to indemnify, defend or hold harmless VALNEVA or a VALNEVA Indemnitee from any VALNEVA Claim or for any VALNEVA Loss incurred by VALNEVA or a VALNEVA Indemnitee to the extent arising out of, or attributable to, [***] VALNEVA Claims to the extent VALNEVA is responsible for indemnifying, defending and holding BUTANTAN and BUTANTAN Indemnitees harmless for such claims as set forth in Section 10.2.
10.2Indemnification by VALNEVA. VALNEVA shall indemnify, defend and hold BUTANTAN and its Affiliates, and its employees, agents, officers, and directors and that of its Affiliates (individually and/or collectively referred to herein as a “BUTANTAN Indemnitee”) harmless from and against [***] (collectively, “BUTANTAN Losses”) to the extent that such BUTANTAN Losses result from or arise in connection with a claim, suit or other proceeding made or brought by a Third Party against BUTANTAN or a BUTANTAN lndemnitee (hereinafter a “BUTANTAN Claim”) based on, resulting from, or arising in connection with:
(i)     [***]
(ii)    [***];
provided, however, that VALNEVA shall not be obligated to indemnify, defend or hold harmless BUTANTAN or a BUTANTAN lndemnitee from any BUTANTAN Claim or for any BUTANTAN Loss incurred by BUTANTAN or a BUTANTAN lndemnitee to the extent arising out of or attributable to: [***] BUTANTAN Claims to the extent BUTANTAN is responsible for indemnifying, defending and holding VALNEVA and VALNEVA lndemnitees harmless for such claims as set forth in Section 10.1.
10.3Indemnification Procedures.
a.Each indemnified Party shall notify the indemnifying Party in writing (and in reasonable detail) of the Claim within [***] after receipt by such indemnified Party of notice of the VALNEVA Claim or BUTANTAN Claim, as the case may be, or otherwise becoming aware of the existence or threatened existence thereof (such VALNEVA Claim or BUTANTAN Claim being referred to as a “Claim”). Failure to give such notice shall not constitute a defence, in whole or in part, to any claim by an indemnified Party hereunder except to the extent the rights of the indemnifying Party are materially prejudiced by such failure to give notice. The indemnifying Party shall notify the indemnified Party in writing of its intentions as to defence of the Claim or potential Claim in writing within [***] after receipt of notice of the

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Claim. If the indemnifying Party assumes the defence of a Claim against an indemnified Party, an indemnifying Party shall have no obligation or liability under this Section 10.3 as to any Claim for which settlement or compromise of such Claim or an offer of settlement or compromise of such Claim is made by an indemnified Party without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
b.The indemnifying Party shall assume exclusive control of the defence and settlement (including all decisions relating to litigation, defence and appeal) of any such Claim which seeks solely monetary remedies (so long as it has confirmed its indemnification obligation responsibility to such indemnified Party under this Section 10.3 with respect to a given Claim); provided, however, that (i) the indemnifying Party may not settle such Claim in any manner that would require payment by the indemnified Party, or would materially adversely affect the rights granted to the indemnified Party hereunder, or would materially conflict with the terms of this Agreement or the Project Agreements, without first obtaining the indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; and (ii) the conduct of proceedings relating to Patent Rights shall be subject to specific provisions in Section 5.9.
c.The indemnified Party shall reasonably cooperate with the indemnifying Party in its defence of the Claim (including, without limitation, making documents and records available for review and copying and making Persons within its control available for pertinent testimony in accordance with the confidentiality provisions of Section 8, and neither Party shall be required to divulge privileged material to the other) at the indemnifying Party’s expense. If the indemnifying Party assumes defence of the Claim, an indemnified Party may participate in, but not control, the defence of such Claim using attorneys of its choice and at its sole cost and expense, with such cost and expense not being covered by the indemnifying Party. If an indemnifying Party does not agree to assume the defence of the Claim asserted against the indemnified Party (or does not give notice th.at it is assuming such defence), or if the indemnifying Party assumes the defence of the Claim in accordance with Section 10.3 yet fails to defend or take other reasonable, timely action, in response to such Claim asserted against the indemnified Party, the indemnified Party shall have the right to defend or take other reasonable action to defend its interests in such proceedings, and shall have the right to litigate, settle or otherwise dispose of any such Claim; provided, however, that no Party shall have the right to settle a Claim in a manner that would adversely affect the rights granted to the other Party hereunder, or would materially conflict with this Agreement or the Project Agreements or would require a payment by the Party, or adversely affect the Party or its Affiliates, without the prior written consent of the Party entitled to control the defence of such Claim.
d.Limitation of liability. In no event shall either Party be liable to the other, or the VALNEVA lndemnitees or the BUTANTAN lndemnitees, as applicable, for [***]. The foregoing limitation shall not apply, however, to a Party’s indemnification obligations pursuant to this Section 10 or liability arising from the breach of the intellectual property provisions under Section 5, the non-compete under Section 7, and the confidentiality obligations under Section 8.
11.Term and Termination

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11.1Term. Subject to the CEPI Requirements and any agreed survival clause, this Agreement shall be effective as the Effective Date and shall remain in full force an effect as long as any Project Agreement is in effect, unless terminated earlier according to this Section 11.
11.2Termination for Breach. In the event that either Party (the “Breaching Party”) commits a material breach or default of any of its obligations hereunder or under the Project Agreements, the other Party hereto (the “Non-Breaching Party”) shall give the Breaching Party written notice of such material breach or default, and shall request that such material breach or default be cured as soon as reasonably practicable. In the event that the Breaching Party fails to cure such breach or default within [***] after the date of the Non-Breaching Party’s notice thereof (or in the event of default of payment within [***] after the date of the Non-Breaching Party’s notice), the Non-Breaching Party may terminate this Agreement and the Project Agreements by giving written notice of termination to the Breaching Party. In the event the Breaching Party indicates in writing that it will be unable or is unwilling to cure the breach, this Agreement and the Project Agreements may be terminated by the Non-Breaching Party with immediate effect. Termination of this Agreement and the Project Agreements in accordance with this Section 11.2 shall not affect or impair the Non-Breaching Party’s right to pursue any legal remedy, including the right to recover damages, for any harm suffered or incurred by the Non-Breaching Party as a result of such breach or default.
11.3Termination in Case of Insolvency. In addition to the termination rights provided for in Section 11.2 hereof, each Party shall have the right to terminate this Agreement and the Project Agreements, [***], if the other Party files a voluntary petition, or if an involuntary petition is granted in respect of the other Party and appeal proceedings are not commenced within a period of [***] from the date of such petition under the bankruptcy provisions of Applicable Law, or the other Party is declared insolvent, undergoes voluntary or involuntary dissolution, or makes a general assignment for the benefit of its creditors, or fails or is unable to pay its debts generally as they come due, or suffers the appointment of a receiver or trustee over all, or substantially all, of its assets or properties.
11.4Additional VALNEVA Termination Rights. In addition to Sections 11.2 and 11.3, VALNEVA shall be entitled to terminate this Agreement and the Project Agreements [***] written notice to BUTANTAN in the following circumstances;
a.)[***]
b.)BUTANTAN fails to assign FOREGROUND IP to VALNEVA according to Section 5.4 of this Agreement;
c.)BUTANTAN fails to obtain regulatory approval of the BUTANTAN Product in Brazil within the deadline as agreed in Section 6.2 of the Collaborative Development Agreement, [***] according to the process described in Section 3.2 of the Commercialization Agreement;
d.)BUTANTAN fails to build up the necessary manufacturing capacity for sufficient supply of the BUTANTAN Product in Brazil and in the Key Countries in the BUTANTAN Territory (such Key Countries to be mutually agreed by BUTANTAN, VALNEVA and CEPI according to the process described in Section 3.2 of the Commercialization Agreement) at the time of the marketing authorization of the BUTANTAN Product;
e.)In case the CEPI Agreement is terminated for whatever reason;
f.)[***].
12.Consequences of termination

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12.1Reversion of Rights. Upon termination of this Agreement for whatever reason, [***], including but not limited to the [***] of this Agreement, shall automatically terminate and all of BUTANTAN’s rights to the VALNEVA Background IP and the VALNEVA Foreground IP shall automatically revert to VALNEVA.
12.2Granting of Rights. Upon termination of this Agreement for whatever reason, BUTANTAN shall grant VALNEVA the license to BUTANTAN’s Background IP as agreed under Section 5.3 of this Agreement.
12.3Termination of Project Agreements. Termination of this Agreement by either Party for whatever reason shall automatically terminate any and all Project Agreements without further notice required. For the avoidance of doubt, termination of any Project Agreement according to this Section 12 or any additional termination rights granted in the respective Project Agreement shall have no effect on the validity of this Agreement and any other Project Agreement not so terminated, which shall remain in full force and effect.
12.4Survival. Section 1 (for interpretation purposes), Sections 5.3,.5.5, Sections 5.8-5.9, Sections 7-8, Section 10, Section 12, Sections 14.3-14.5, Section 14.8, and Sections 14.11-14.12 shall survive the expiration or termination of this Agreement. For clarity, expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including but not limited to any payment or reporting obligations as agreed under this Agreement and the Project Agreements.
13.Conditions Precedent
13.1Management Approval. Both Parties hereby confirm that they have acquired any required approval of their management boards and/or supervisory boards for the execution of this Agreement and the Project Agreements.
13.2CEPI Approval. VALNEVA hereby confirms that VALNEVA has obtained CEPI’s approval for the execution of this Agreement and the Project Agreements with regard to the CEPI Requirements.
14.General Provisions
14.1Assignment. Neither Party shall assign this Agreement or any Project Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, VALNEVA may assign this Agreement or any Project Agreement without BUTANTAN’s consent in case VALNEVA assigns the CEPI Agreement. Any permitted assignment by either Party pursuant to this Section 14.1 shall not relieve such Party of any of its obligations accruing hereunder or under the Project Agreements prior to such assignment. For the avoidance of doubt, in case of any permitted assignment of this Agreement by either Party, the Project Agreements shall be automatically assigned as well.
14.2No subcontracting. Consistent with the CEPI Requirements stipulated in the CEPI Agreement, BUT ANTAN shall not subcontract the performance of any of its obligations under this Agreement and the Project Agreements without the prior written consent of VALNEVA and CEPI, such consent not to be unreasonably withheld, conditioned or delayed.
14.3Notices. All notices, reports and other communications between the Parties under this Agreement and the Project Agreements shall be sent by registered mail, postage prepaid and return receipt requested, by international courier, or by email, with a confirmation copy sent by registered mail or international courier (and deemed to be delivered on the date of receipt of such confirmation copy), addressed as follows:
To VALNEVA:

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[***]

Legal notices to be sent in copy to: [***]
To BUTANTAN:
[***]

With a copy to: [***]
14.4Governing Law. This Agreement shall be governed by, and interpreted in accordance with the substantive laws of England and Wales, without reference to conflicts of laws principles.
14.5Dispute Resolution. In the event of any dispute arising out of or in connection with this Agreement or the Project Agreements, including with respect to its existence, validity, performance, interpretation, or termination, the Parties shall refer the dispute first to their respective CEOs for attempted resolution by good faith negotiations over a period of [***] after such referral is made. If any dispute cannot be resolved by the CEOs of the Parties, such dispute shall be referred to and finally resolved by arbitration under the London Court of International Arbitration (“LCIA”) Rules, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The arbitrator shall be jointly selected by VALNEVA and BUTANTAN. If, within [***], the Parties cannot agree on a single arbitrator, the arbitration will be heard and determined by three (3) arbitrators, with one arbitrator being appointed by each Party and the third arbitrator being selected by the two Party-appointed arbitrators. If either Party fails to select an arbitrator, or if the Party-appointed arbitrators cannot agree on a third arbitrator within [***] of the respondent receiving the claim, such arbitrator will be appointed by the London Court of International Arbitration according to the LCIA Rules. The seat of arbitration shall be London. The language to be used in the arbitral proceedings shall be English. The decision of the arbitrator(s) shall be final and binding upon the Parties and enforceable in any court of competent jurisdiction, and the Parties expressly exclude any right to appeal from such decision. The arbitration award shall be accompanied by a reasoned opinion in writing (in English). Notwithstanding the foregoing, each Party shall have the right to seek preliminary or permanent injunctive or other equitable relief in any court of competent jurisdiction as such Party deems necessary to preserve its rights and to protect its interests.
14.6Force Majeure. Except as otherwise expressly set forth in this Agreement, neither Party will have breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, an act of God, war, act of terror, civil commotion, labor strike or lock-out, epidemic, pandemic, quarantine, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, acts, omissions, or delays in acting, by any governmental authority (“Force Majeure”). The Party affected by any event of Force Majeure shall promptly notify the other Party in writing, explaining the nature, details and expected duration of the Force Majeure event. Such Party shall also notify the other Party from time to time as to when the affected Party reasonably expects to resume performance in whole or in part of its obligations under this Agreement, and to notify the other Party of the termination of the event of Force Majeure. The Party affected by an event of Force Majeure shall use its Commercially Reasonable Efforts to remedy, remove, or mitigate such force majeure event and the effects thereof. If a Party anticipates that an event of Force Majeure may occur, such Party shall promptly notify the other Party in writing of the nature, details and expected duration of the Force Majeure event. Upon termination, of the event of Force Majeure, the performance of any suspended obligation or duty shall promptly recommence. In case the Force Majeure event

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continues for a period of [***], the unaffected Party may terminate this Agreement with immediate effect
14.7Severability. If any provision of this Agreement or the Project Agreements is determined by any court or administrative tribunal of competent jurisdiction to be invalid or unenforceable, the Parties shall negotiate in good faith a replacement provision that is commercially equivalent, to the maximum extent permitted by Applicable Law, to such invalid or unenforceable provision. The invalidity or unenforceabillty of any provision of this Agreement or the Project Agreements shall not affect the validity or enforceability of the other provisions of this Agreement and the Project Agreements. Nor shall the invalidity or unenforceability of any provision of this Agreement or the Project Agreements in one country or jurisdiction affect the validity or enforceability of such provision in any other country or jurisdiction in which such provision would otherwise be valid or enforceable.
14.8Entire Agreement and Amendments. This Agreement, together with all Project Agreements, constitutes the entire agreement between the Parties, and supersedes all prior agreements, understandings and communications between the Parties, with respect to the subject matter hereof. No modification or amendment of this Agreement or the Project Agreements shall be binding upon the Parties unless in writing and executed by the duly authorized representatives of each of the Parties; this shall also apply to any change of this clause.
14.9Waivers. The failure by either Party to assert any of its rights hereunder or under the Project Agreements, including the right to terminate this Agreement and the Project Agreements due to a breach or default by the other Party, shall not be deemed to constitute a waiver by that Party of its right thereafter to enforce each and every provision of this Agreement and the Project Agreements in accordance with their terms.
14.10Counterparts. This Agreement and the Project Agreements may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
14.11Independent Contractors. The Parties are independent contractors and this Agreement or the Project Agreement shall not constitute or give rise to an agency, partnership or joint venture relationship among the Parties and each Party’s performance hereunder is that of a separate, independent entity.
14.12Language. This Agreement and the Project Agreements, and any amendments or modifications thereto, shall be executed in English. The Parties acknowledge that after the execution of this Agreement and the Project Agreements, BUTANTAN will, at its own cost and expense, prepare Portuguese translations thereof for its own purposes. For clarity, the Parties agree that in the case of any discrepancy between the two language versions, the English version shall prevail. Any communications between the Parties under this Agreement and the Project Agreements, including but not limited to any notices provided, shall be in English only.
14.13Headings. The headings are placed herein merely as a matter of convenience and shall not affect the construction or interpretation of any of the provisions of this Agreement.
14.14Costs. Except as is otherwise expressly set forth herein or in the Project Agreements, each Party shall bear its own expenses In connection with the activities contemplated and performed hereunder and under the Project Agreements.
14.15Foreign Corrupt Practices. By signing this Agreement, each Party agrees to conduct the business contemplated herein and in the Project Agreements in a manner, which is consistent with both Applicable Law and good business ethics. Both BUTANTAN and VALNEVA warrant, that neither BUTANTAN nor VALNEVA, nor any person employed by or representing VALNEVA or BUTANTAN, has ever made, offered, provided or authorized, and each of VALNEVA and BUTANTAN covenants that

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neither it, nor any person employed by it or representing it, will make, offer, provide or authorize, directly or indirectly, any payment or transfer of anything of value to any official. representative or employee of any Governmental Entity or instrumentality, any political party or officer thereof, or any candidate for public office for the purpose of influencing a decision by any of them in their official capacity.
14.16Contract formation. This document is not an offer unless signed by a Party, and is not a contract unless signed by both Parties.
15.Anti-Bribery Undertakings
15.1Each Party agrees to conduct the cooperation contemplated herein in a manner which is consistent with applicable law and good business ethics. Each Party shall comply with applicable anti-corruption and anti-bribery laws (“Anti-Corruption Laws”) in the performance of its activities hereunder. Without limiting the foregoing, neither Party shall make any payments, or offer or transfer anything of value, to any government official or government employee, to any political party official or candidate for political office or to any other Third Party related to the cooperation in a manner that would violate Anti-Corruption Laws.
15.2Each Party shall, and shall cause persons employed or engaged by it who perform activities hereunder (“Representatives”) to, comply with any and all Anti-Corruption Laws in all respects.
15.3Notwithstanding anything to the contrary herein, each Party hereby agrees that it shall not. and shall cause its Representatives not to, take any actions (i) that are prohibited by Anti-Corruption Laws, and/or (ii) which would make the other Party and/or CEPI liable for a violation of Anti-Corruption Laws.
15.4Each Party represents and warrants that
(a)It will not, directly or indirectly, make or authorize or promise an offer, payment or gift, of anything of value, to any government employee, any official (including but not limited to any governmental or regulatory official), any political party or official thereof, or any candidate for political office, or any other Third Party that may have any influence in relation to the activities contemplated hereunder, that would violate Anti-Corruption Laws;
(b)it will not engage in any activity that would expose the other Party or its Affiliates, and/or CEPI to a risk of penalties or of violations under laws or regulations of any relevant jurisdiction that prohibit improper payments, including but not limited to bribes, to officials of any government of any agency, instrumentality or political subdivision thereof, to political parties or political party officials or candidates for public office, or to any employee of any customer or supplier.
15.5During the term of this Agreement, each Party shall have in place, maintain and follow a code of business conduct/reasonable procedures designed to prevent, detect and manage possible violations of Anti-Corruption Laws.
15.6Each Party represent and warrants as of the Effective Date, that:
(a)it has not been convicted of, pleaded guilty to or charged with any offence involving fraud, corruption or bribery, or breach of any Anti-Corruption Laws in any jurisdiction or country,
(b)it is not subject to or threatened by any actions, suits or proceedings for any alleged violation of any Anti-Corruption Laws.

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15.7Each Party agrees to immediately inform the other Party and CEPI of the occurrence of any possible violation by such Party and/or its Representatives of any Anti-Corruption Laws.
15.8Each Party hereby represents and warrants that all Representatives are appropriately trained on Anti-Corruption Laws on a regular basis and at least once per year.
15.9Each Party shall on an annual basis confirm at the other Party’s or at CEPl’s request that:
(a)appropriate training and training materials on Anti-Corruption Laws have been provided to all Representatives; and
(b)to the best of such Party’s knowledge, there have been no violations of Anti-Corruption Laws by such Party or its Representatives in the performance of their activities hereunder; and
(c)such Party has maintained true and accurate records necessary to demonstrate compliance with the requirements of this Section 15.
15.10Each Party shall upon five (5) business days· notice provide CEPI or its appointed auditors with reasonable access to records (financial and otheiwise) and supporting documentation as may be reasonably requested by CEPI in order to document or verify compliance with the provisions of this Section 15. Such audit shall be conducted at CEPl’s cost and expense.
15.11Any breach of this Section 15 shall be deemed a material breach of this Agreement.

List of Annexes:
•Annex 1 -VALNEVA Background Patents.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, intending to be legally bound, the Parties hereto have caused this Master Collaboration Agreement to be executed by their duly authorized representatives.
VALNEVA AUSTRIA GmbH    INSTITUTO BUTANTAN
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    FUNDACAO BUTANTAN
    [***]

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Annex 1
VALNEVA Background Patents
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